Exhibit 99.1

RLI declares Special dividend and Two-for-one stock split

PEORIA, ILLINOIS, November 7, 2024 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a special cash dividend of $4.00 per share of common stock, which is expected to total approximately $183 million, and a regular quarterly cash dividend of $0.29 per share. In addition, the board announced a two-for-one stock split.

Both dividends are payable on December 20, 2024, to shareholders of record as of November 29, 2024. The two-for-one stock split is for shareholders of record as of December 31, 2024, and will be effective and shares will be distributed on January 15, 2025. Shares will begin trading post-split on January 16, 2025. Both the regular and special dividends will be paid on the pre-split shares.

“We are pleased to return $183 million in dividends to our shareholders,” said RLI Corp. President & CEO Craig W. Kliethermes. “Despite an active hurricane season, our underwriting discipline and strong capital management enabled us to fulfill our commitments to policyholders, while delivering consistent returns to our shareholders.”

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 49 consecutive years and delivered underwriting profits for 28 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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